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Exhibit 21

Subsidiaries

Name of Subsidiary	Jurisdiction of Formation	Names under which it does business
Pacific Gas and Electric Company	CA	Pacific Gas and Electric Company PG&E

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  Exhibit 21
Subsidiaries